AMENDED SCHEDULE A

Dated August 31, 2021

to

THIRD AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

Dated January 22, 2020

FOR ULTIMUS MANAGERS TRUST

Maximum Operating Expense Limit*

Fund Name		Termination Date
U.S. Value ETF	0.49%	July 30, 2023

Fund Name	Investor Class	Institutional Class	Termination Date
Lyrical U.S. Value Equity Fund	1.24%	0.99%	April 1, 2024

Lyrical International Value Equity Fund	1.24%	0.99%	April 1, 2024

* Expressed as a percentage of a Fund’s average daily net assets. This amount is exclusive of brokerage costs, taxes, interest, borrowing costs such as interest and dividend expenses on securities sold short, costs to organize the Fund, Acquired Fund fees and expenses, and extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A as of the date first above written.

ULTIMUS MANAGERS TRUST	LYRICAL ASSET MANAGEMENT LP
By: /s/ Todd E. Heim	By: /s/ Jeffrey Moses

Name: Todd E. Heim	Name: Jeffrey Moses
Title: President	Title: Chief Operating Officer